Exhibit 10.19

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into on March 23, 2022 (the “Execution Date”), by and between Paltalk, Inc., a Delaware corporation (the “Company”), and Kara Jenny (“Executive”).

RECITALS

WHEREAS, Executive previously entered into that certain Employment Agreement as of December 9, 2019 by and between Executive and the Company (the “Prior Agreement”), and this Agreement amends and restates the Prior Agreement in its entirety;

WHEREAS, prior to the Execution Date, Executive was employed as the Chief Financial Officer (“CFO”) of the Company;

Whereas, the Company desires to continue to employ Executive as its CFO, and Executive desires to be employed by the Company in such roles;

Whereas, the Company and Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of Executive; and

Whereas, the Company hereby employs Executive, and Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Incorporation of Recitals; Agreement to Employ. The above recitals are hereby incorporated into this Agreement as if fully set forth herein. The Company desires to secure the services of Executive as its Chief Financial Officer. The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company. The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning any offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company, subject to Section 12(j) of this Agreement.

2. Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on the Execution Date and will remain in effect for one (1) year, unless earlier terminated in accordance with Section 9 (the “Initial Employment Term”). This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each a “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) given at least ten (10) [business] days before the end of the Initial Employment Term or any Renewal Term, as applicable, or unless earlier terminated in accordance with. Section 9. The period during which Executive is employed under this Agreement (including any Renewal Term(s)) will be referred to as the “Employment Period.”

3. Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 12 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4. Services to be Provided by Executive.

(a) Position and Responsibilities. Executive’s services hereunder will commence as of the Execution Date. Subject to the Agreement’s terms, Executive agrees to serve the Company as its CFO. Executive shall have the duties and privileges customarily associated with executives occupying the role of CFO, and Executive shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company. Executive will report to the Chairman of the Board of Directors. Executive agrees to devote a substantial portion of her business time, as is customary for such position, to the business of the Company (except as provided below).

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(b) Executive’s Employment Representations. Executive agrees that she (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for Central Lathing, LLC and civic, religious, and not for profit organizations) without the prior written consent of the Board (which consent will not be unreasonably withheld); (ii) will serve as an Executive of the Company; and (iii) shall not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s business as set forth in Section 7. For the avoidance of doubt, Executive’s relationship with Central Lathing, LLC does not violate this Section 4(b)(iii). Executive further represents to the Company that (i) Executive is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (ii) Executive is under no contractual, legal, or fiduciary obligation or burden that Executive will allow to interfere with Executive’s ability to perform services under the Agreement’s terms; and (iii) Executive has no bankruptcies, convictions, disputes with regulatory agencies, or other disclosable or disqualifying events that would impact the Company or its ability to conduct securities offerings. Notwithstanding anything to the contrary herein, nothing shall prevent or restrict Executive’s ownership of, serving as a board member or a trustee for, or providing services (in any capacity) to, any entity (or derivative thereof) for which Executive currently has an equity interest and provides such services, provided that such activities: (A) do not reasonably interfere with Executive’s provision of services to the Company and (B) (except for Central Lathing, LLC), such entities are not competing businesses with the Company as set forth in Section 7.

5. Compensation for Services. As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a) Base Salary. For fiscal year 2022, Executive shall receive an annualized base salary (“Base Salary”) of Two Hundred Sixty-Five Thousand Dollars (US $265,000), commencing as of the Execution Date (and retroactive to January 28, 2022), prorated for any partial years of employment. For fiscal year 2023, provided that Executive is still employed in good standing with the Company, Executive shall receive an annualized Base Salary of Two Hundred Eighty-Five Thousand Dollars (US $285,000). Additionally, the Company will review Executive’s Base Salary at least annually during the Employment Period, and, in the sole discretion of the Board, may increase (but not decrease) such Base Salary from time to time, but shall not be obligated to effectuate such an increase. Executive’s compensation shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s normal payroll procedures.

(b) Bonus Compensation. Annual incentive bonuses awarded to Executive for any calendar year during the Employment Period shall be determined by the Board, based on criteria to be established jointly by the Board and Executive and communicated to Executive in writing. Each such annual incentive bonus shall be payable during the annual review period (generally January or February) in the calendar year following the calendar year to which the annual incentive bonus relates, provided Executive is employed by the Company on such payment date.

(c) Reserved.

(d) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks paid vacation annually. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company. Upon the termination of Executive’s employment, for any reason, Executive will forfeit any accrued but unused vacation.

(e) Reserved.

(f) Reserved.

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(g) Other Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees. The Company shall be entitled to change or terminate these plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses (including transportation and cellular service expenses as set forth above) incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

(h) Withholdings and Deductions. The compensation described in this Section 5 is subject to all legally required and authorized withholdings and deductions.

6. Confidential Information.

(a) Confidential Information. Executive acknowledges and agrees that during Executive’s engagement with the Company, whether as an owner, employee, or otherwise, the Company has provided and shall continue to provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”) and shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place and has placed Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, all references to “the Company” include any predecessor thereto and Confidential Information includes, but is not limited to:

i.	Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others during the period of Executive’s engagement with the Company, whether as an owner, employee, or otherwise;

ii.	All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others while Executive is employed or otherwise engaged by, or owns an ownership interest in, the Company (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

iii.	Customer lists and prospect lists developed by the Company;

iv.	Information regarding the Company’s customers which Executive acquired as a result of Executive’s engagement with the Company, whether as an owner, employee, or otherwise, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

v.	Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

vi.	Training materials developed by and utilized by the Company; and

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vii.	Any other information that Executive acquired as a result of Executive’s engagement with the Company, whether as an owner, employee, or otherwise, and which Executive has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

The Company hereby notifies Executive in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Executive that if Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b) Disclosure of Confidential Information. Executive agrees that Executive shall hold all Confidential Information of the Company in trust for the Company and shall not during or after Executive’s employment terminates for any reason: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company. Executive shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

(c) Return Of Information. Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of Executive’s employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s business, which Executive came into possession of or created as a result of Executive’s employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, Executive agrees to enter into the following restrictive covenants.

(a) Non-Competition. Executive agrees that, during the Employment Period and during the Non-Competition Period (defined below), other than in connection with Executive’s duties under this Agreement, (and her obligations to Central Lathing, LLC), Executive shall not, without the prior written consent of the Company, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in the Company’s Business (defined below) within the Restricted Area (defined below). Notwithstanding the foregoing, Executive shall be permitted during the Employment Period to own, directly or indirectly, solely as an investment, securities of any organization or entity, which are traded on any national securities exchange or NASDAQ if Executive is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own three percent (3%) or more of any class of securities of such organization or entity.

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For purposes of this Agreement, the following definitions shall apply:

i.	“Affiliate” has the meaning set forth in Section 11(a).

ii.	“Business” means the business in which the Company is actually engaged or has taken material steps to engage in as of the date Executive’s employment with the Company terminates for any reason.

iii.	“Company” means each of Paltalk, Inc. (f/k/a PeerStream, Inc. and Snap Interactive, Inc.) and any predecessors thereto, and any current or future Affiliates.

iv.	“Non-Competition Period” means a period of twenty-four (24) months immediately following the date of Executive’s termination from employment for any reason.

v.	“Non-Solicitation Period” means a period of twenty-four (24) months immediately following the date of Executive’s termination from employment for any reason.

vi.	“Person” has the meaning set forth in Section 11(a).

vii.	“Restricted Area” means, because the Company’s business is nationwide, Executive’s responsibilities are nationwide in scope, and Executive has access to the Company’s Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Executive has responsibilities during Executive’s employment.

(b) Non-Solicitation. Executive agrees that, during the Employment Period and during the Non-Solicitation Period, other than in connection with Executive’s duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (i) solicit business from, interfere with, attempt to solicit business with, or do business with any customer and/or business partner of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment with the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. The parties acknowledge and agree that, for purposes of this Agreement, the term “customer” does not include actual or potential consumers or users of the Company’s applications. This restriction in this Section 7(b)(i) applies only to the Business (as defined above) of the Company or any Affiliate thereof; or (ii) solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

(c) Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its Affiliates which were obtained through great costs, time and effort. Therefore, Executive agrees that during Executive’s employment and at all times after the termination of Executive’s employment for any reason, Executive shall not in any way, directly or indirectly, publicly disparage, libel or defame the Company, its beneficial owners or its Affiliates, their respective business or business practices, products, services, employees, contractors.

(d) Tolling. If Executive violates any of the restrictions contained in this Section 7 (other than subsection (c) of this Section 7), the Non-Competition Period and/or Non-Solicitation Period, as applicable, shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the reasonable satisfaction of the Company.

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(e) Remedies. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 6 and 7 of this Agreement would result in irreparable injury to the Company. In the event of a breach by Executive of Sections 6 or 7 of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and/or (ii) recover attorneys’ fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Executive (or anyone acting on Executive’s behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.

(f) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company.

8. Trading Restrictions. Executive will be subject to trading and sales volume limitations in accordance with (a) applicable law, including Rule 144 under the Securities Act of 1933 as amended; and (b) such written insider trading policies as the Board may adopt and promulgate for Company employees generally.

9. Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. This Agreement, and Executive’s employment hereunder, shall be terminated effective on the death or permanent disability of Executive. For this purpose, “permanent disability” shall mean that Executive, (i) in the opinion of a physician, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, (iii) is determined to be totally disabled by the Social Security Administration, or (iv) is determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of (i) or (ii) above.

(b) Termination for Cause. The Company shall have the option to terminate Executive’s employment during the Employment Period, effective upon written notice of such termination to Executive, for Cause as the Company determines. Under the Agreement, termination for “Cause” means the Company’s termination of Executive’s employment upon the occurrence of any of the following events:

i.	Any act of fraud, misappropriation or embezzlement by Executive regarding any aspect of the Company’s or any of its Affiliates’ businesses;

ii.	The material breach by Executive of any Agreement provision and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

iii.	The conviction of Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

iv.	The intentional and material breach by Executive of any non-disclosure or non-competition/non-solicitation provision of any agreement to which Executive and the Company or any of its current or future Affiliates are parties;

v.	The substantial failure by Executive to perform in all material respects Executive’s duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

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vi.	The failure or refusal of Executive to follow the lawful directives of the Company, which, if curable, Executive failed or refused to cure within thirty (30) days after written demand is delivered;

vii.	Willful conduct by Executive that is materially injurious to the Company or any of its Affiliates;

viii.	Acceptance of employment with any employer other than the Company except upon written permission of the Board; or

ix.	The breach by Executive of Executive’s fiduciary duties to the Company.

Prior to any termination for Cause, the Company shall give Executive an opportunity to appear before the Board (with personal counsel, if Executive so chooses) in order to be heard on the matter. The Company shall provide Executive with a written notice of termination, which can be provided on the date of termination. In the event Executive’s employment is terminated for Cause under this Agreement, Executive shall be entitled to the compensation provided in Section 10(a) below.

(c) Termination by the Company without Cause. The Company may terminate this Agreement without Cause at any time upon ten (10) days’ written notice to Executive, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training Executive’s successor and generally preparing for an orderly transition; provided, however, that Executive shall be entitled to compensation upon such termination as provided in Sections 10(a) and (b) below.

(d) Termination by Executive for Good Reason. Executive may terminate Executive’s employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without Executive’s prior written consent: (i) Executive’s being required to report to a regular place of employment outside New York, New York; (ii) the Company’s material breach of any of the terms and conditions of this Agreement; or (iii) a detrimental and material change in Executive’s title, compensation, duties, or responsibilities; provided, however, that within ninety (90) days following Executive’s learning of such Good Reason, (1) the Company shall be given written notice of Executive’s intent to terminate Executive’s employment under this paragraph, and (2) the Company shall have ten (10) business days from receipt of such written notice to cure any such breach or change to the reasonable satisfaction of Executive. Upon such termination for Good Reason, Executive shall be entitled to compensation as provided in Sections 10(a) and (b) below.

(e) Termination by Executive Other Than for Good Reason. Executive may terminate this Agreement other than for Good Reason at any time upon forty-five (45) days’ written notice to the Company. Upon termination of this Agreement, the Company shall have no obligation to Executive other than as set forth in Section 10(a).

(f) Separation from Service. For purposes of this Agreement, including, without limitation, Sections 10 and 11, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

10. Compensation Upon Termination. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a) Compensation Upon Termination for Any Reason. Upon termination of Executive’s employment during the Employment Period before the expiration of the stated term hereof for any reason, Executive shall be entitled to the following within ten (10) business days of such termination:

i.	Accrued Base Salary. The Base Salary earned by Executive before the effective date of termination as provided in Section 5(a) and unpaid (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination; and

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ii.	Unreimbursed Business Expenses, Company Benefit Plans. Any unreimbursed reasonable business expenses and any amounts to which Executive is entitled to under the Company’s benefit plans in accordance with their terms.

(b) Additional Compensation and Benefits Upon Termination by the Company Without Cause or by Executive for Good Reason. If, at any time, (i) the Company terminates Executive’s employment without Cause (as defined in Section 9(b) above), or (ii) Executive terminates Executive’s employment for Good Reason (as defined in Section 9(d) above), then the Company shall, subject to Executive’s execution of a general release of claims in favor of the Company and subject to Executive’s compliance with Section 6 and Section 7, provide to Executive, in addition to the amounts set forth in Section 10(a) above, an amount equal to three (3) months of Executive’s then-current annualized Base Salary, payable in three (3) equal monthly installments commencing on the Company’s first regular payroll date after the release of claims provided by Executive has become effective and binding upon Executive, provided, that, if the maximum forty-five (45) day consideration period and revocation period described in Section 10(d) spans two tax years, then the payments shall commence in the second tax year. Additionally, if Executive is eligible and timely elects to continue Executive’s health insurance coverage pursuant to the COBRA statute, and subject to Executive’s execution of the release of claims referred to above, the Company will continue to pay its portion of Executive’s monthly health insurance premiums for the earlier of (A) the three (3) months following the effective date of termination of Executive’s employment or, (B) the date Executive’s coverage under such group health plans terminates for any reason; provided that the Company’s payment of such premiums shall be limited to the same proportion of the cost of coverage under the Company’s group health plans as the Company pays on behalf of its employees generally (the “COBRA Entitlement”).

Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.

Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Executive is participating at the time of termination of Executive’s employment, Executive’s rights and benefits under each of these plans shall be determined in accordance with the terms, conditions, and limitations of the plans and any separate agreement executed by Executive which may then be in effect.

(c) Penalty for Breach of Covenants. For any period of time that Executive is in breach of or threatens to breach Section 6 or Section 7, the Company shall not be obligated to pay any severance payments referenced in this Agreement, the Company’s severance obligations shall terminate and expire, and the Company shall have no further obligations to Executive from and after the date of such breach or threatened breach. Additionally, the Company may recover any severance pay previously paid to Executive for the period of time that Executive was in breach of Section 6 or Section 7. The Company shall have all other rights and remedies available under this Agreement or any other agreement at law or in equity.

(d) Release. Payment of any of the amounts described in this Section 10 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty- five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

11. Compensation Upon Change in Control.

(a) Change in Control. For purposes of this Agreement, a “Change in Control” of the Company occurs upon a change in the Company’s ownership or the ownership of a substantial portion of its assets, as follows:

i.	Change in Ownership. A change in ownership of the Company occurs on the date that any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control;

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ii.	Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) all or a substantial portion of the assets of the Company, by reason of any sale, lease, exchange or other transfer of the assets of the Company. For purposes hereof, a “substantial portion of the assets of the Company” shall mean any portion of the Company’s overall assets representing more than fifty percent (50%) of the fair market value of the Company’s overall assets. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (4) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of paragraphs (i) and (ii):

“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Treasury Regulations issued under Section 409A of the Code.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

The provisions of this Section 11(a) shall be interpreted in accordance with the requirements of the Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 11(a) shall be in compliance with the requirements of said Code Section and said Treasury Regulations.

(b) Benefits Upon Termination Following Change in Control During the Employment Period.

i.	Severance Benefits. If, during the thirty (30) day period immediately prior to a Change in Control or during the one-year period beginning on the date of a Change in Control (the “Change Period”), (A) Executive’s employment is terminated by the Company (or by the acquiring or successor business entity following a Change in Control) other than for Cause (as defined in. Section 9(b) above), or (B) Executive terminates Executive’s employment with the Company (or with the acquiring or successor business entity following a Change in Control) for Good Reason (as defined in Section 9(d) above), then Executive shall receive, in lieu of the severance benefits described in Section 10(b) above and subject to Executive’s execution of a general release of claims as provided in Section 11(d) below, a severance benefit in an amount equal to twelve (12) months of Executive’s annualized Base Salary (specified in Section 5(a)) as in effect on the date of the Change in Control plus twelve (12) month of the COBRA Entitlement.

ii.	No Payments Upon Breach. The Company shall have no obligation to provide Executive with any severance compensation under this Section 11 if Executive is in breach or violation of any of the covenants contained in Sections 6 or 7, which are applicable to Executive at the time of the severance payment.

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iii.	No Duplication of Payment. The payment of severance benefits under this Section 11 shall be in lieu of, and not in addition to, any payments under Section 10(b).

iv.	Time and Form of Payment. Except as otherwise provided by Section 12, the Company shall pay the severance amount referenced in Section 11(b)(i) in a lump sum on the date that is sixty (60) days after the date of Executive’s termination.

v.	Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Executive is participating at the time of termination of Executive’s employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect

(c) No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Section 11 by the amount of earnings or benefits received by Executive in future employment.

(d) Release. Payment of any of the amounts described in this Section 11 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty- five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims during any applicable revocation period.

12. Other Provisions.

(a) Remedies; Legal Fees. Each of the parties to this Agreement shall be entitled to enforce Executive’s or its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in Executive’s or its favor. In any action resulting from a breach of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees.

(b) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 12(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment; provided, however, that the Company may freely assign this Agreement, and/or any rights hereunder, to any Affiliate or to any other entity. Further, to the extent applicable, each Affiliate of the Company will be deemed a third-party beneficiary and may enforce the applicable rights and obligations under this Agreement. The Company’s assignees or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including without limitation the restrictive covenants set forth in Section 6 and Section 7.

(c) Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 12(c).

Amended and Restated Executive Employment Agreement	Page 10

(d) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (or to such subsequent addresses as the parties may give one another notice of):

If to Executive, at the address last for her on record with the Company. If to the Company:

Paltalk, Inc.

30 Jericho Executive Plaza

Suite 400E

Jericho, NY 11753

(e) Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of Executive’s or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f) Publicity and Advertising. Executive agrees that the Company may use Executive’s name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if Executive’s name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of Executive’s name, picture or likeness by the Company shall be and are the sole property of the Company.

(g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Nassau County, New York.

(i) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. This Agreement supersedes and replaces in all respects the terms of the Professional Services Agreement entered into between Executive and the Company on May 17, 2019, except that Sections 6, 7, 13 and 17 of the Professional Services Agreement continue in force and effect. No changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement, including the Prior Agreement.

Amended and Restated Executive Employment Agreement	Page 11

(k) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l) Directors and Officers Insurance/Indemnification. During the Employment Period, the Company shall maintain Executive as an insured party on directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers. Either through its directors and officers insurance policy and pursuant to the terms thereof or, if such insurance is not available, otherwise, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which Executive is a party, or threat thereof, by reason of Executive’s being or having been an officer or director of the Company or any Affiliate, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance. Promptly after receipt by Executive of notice of the commencement of any action (including any governmental action) or threat thereof, Executive shall, if a claim covered by this Section 12(1) is to be made or is threatened against Executive, deliver to the Company a written notice of the commencement or threat thereof and the Company shall have the right to participate in, and, to the extent ,the Company so desires to assume the defense thereof with counsel selected by the Company and approved by Executive (whose approval shall not be unreasonably withheld); provided, however, that Executive (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Company, if, and only if, representation of Executive by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between Executive and any other party represented by such counsel in such proceeding. Executive’s failure to deliver written notice to the Company within a reasonable time of the commencement or threat of any action for which Executive seeks indemnification under this Section 12(1), if prejudicial to the Company’s ability to defend such action, shall relieve the Company of any liability to Executive under this Agreement.

13. Section 409A of the Code

(a) To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of Executive’s separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, NA., or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 13 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary hi one lump sum.

(b) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

Amended and Restated Executive Employment Agreement	Page 12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

/s/ John Silberstein
PALTALK, INC.
By: John Silberstein
Title: Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Kara Jenny
Kara Jenny

Signature Page to

Amended and Restated Executive Employment Agreement

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”), effective as of the      (the “Effective Date”), is made and entered into by and between Kara Jenny (“Executive”) and Paltalk, Inc., a Delaware corporation (the “Company”). Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement made and entered into as of           , 2022 by and between the Company and Executive (the “Agreement”).

WHEREAS, Executive and the Company are parties to the Agreement; and

WHEREAS, Section 10 and Section 11 of the Agreement provide that Executive is entitled to certain payments and benefits upon separation from employment if Executive signs a release agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Executive and the Company agree as follows:

1. Global Release. In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Executive consideration under Section 10 or Section 11 of the Agreement, which are in addition to anything of value to which Executive is already entitled, Executive, on behalf of himself, Executive’s heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its predecessors and their respective parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against the Released Parties relating to or arising out of Executive’s employment, or any terms of the Agreement or the Prior Agreement, from the Effective Date and up to and including the date of this Release. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, creed, disability, religion, military status, family status, marital status, partnership status, domestic violence, stalking and sex offense victim status, arrest and conviction record, predisposing genetic characteristic, alienage or citizenship status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act anti-retaliation provisions, the Sarbanes- Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, the New York Workers’ Compensation Law, the New York City Human Rights Law, all as amended and including all of their respective implementing regulations, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or any other statutory or common law claims related to or arising out of Executive’s employment or any terms of the Agreement, from the Effective Date and up to and including the date of this Release’s execution. Notwithstanding the foregoing, nothing in this Release shall affect or impair: (i) any rights Executive may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, certificates of incorporation and by-laws of the Company or any of its Affiliates; (ii) any of Executive’s rights arising under the Agreement; or (iii) any rights that Executive has as a former employee under the Company’s employee benefit plans (other than any severance plan).

2. No Admission of Liability. Executive understands and agrees that this Release shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.

Exhibit A to

Amended and Restated Executive Employment Agreement

3. Time to Consider Release. Executive is hereby advised in writing by the Company that Executive should consult an attorney before executing this Release. Executive has a period of up to twenty-one (21) calendar days after receiving the Release within which to review and consider the provisions of this Release. Executive understands that if Executive does not sign this Release before the twenty-one (21) calendar day period expires, this Release offer will be withdrawn automatically.

4. Revocation Period. Executive understands and acknowledges that she has seven (7) calendar days following the execution of this Release to revoke Executive’s acceptance of this Release. This Release will not become effective or enforceable, and the payments and benefits described under Section 10 or Section 11 will not become payable, until after this revocation period has expired without Executive’s revocation. If Executive does not revoke the Release within the revocation period, the Company will commence the payments and benefits described under Section 10 or Section 11 of the Agreement within ten (10) days after the revocation period’s expiration date.

5. Confidentiality of Release and Company Information. Executive agrees to keep this Release, its terms, and the amount of payments and benefits related to this Release completely confidential. Executive agrees and understands that Executive is prohibited from disclosing any terms of this Release to anyone, except that Executive may disclose the terms of this Release and the amount of the payments and benefits related to this Release to Executive’s spouse, attorneys, accountants, and financial advisors or as otherwise required by law. Executive also agrees to continue to abide by the confidentiality provisions of the Agreement.

6. Non-Disparagement and Other Continuing Obligations. Employee agrees to continue to abide by Sections 6 (“Confidential Information” and Section 7 (“Restrictive Covenants”) and any other surviving obligations as set forth in the Agreement, including Section 3 therein.

7. Agreement to Return Company Property/Documents. Executive understands and agrees that Executive’s last day of active work in any Company office or on any Company owned or leased property will be __________________, 20__ (the “Separation Date”). Accordingly, Executive agrees that: (i) Executive will not take with her, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) Executive will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in Executive’s possession or control regarding the Company, and Executive will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials. Executive further agrees that on or before the Separation Date, Executive will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.

Exhibit A to

Amended and Restated Executive Employment Agreement

8. Authorized Use of Trade Secrets/ Confidential Information. Employee acknowledges and agrees that she is bound by Section 6 and Section 7 of the Agreement regardless of the reason for her separation from the Company or any of its Affiliates. Notwithstanding the foregoing, Executive understands that Executive may disclose proprietary and/ or confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order that Executive divulge, disclose or make accessible such information. The Company hereby notifies Executive in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Executive that if Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

9. Knowing and Voluntary Release. Executive understands that it is Executive’s choice whether to enter into this Release and that Executive’s decision to do so is voluntary and is made knowingly.

10. No Prior Representations or Inducements. Executive represents and acknowledges that in executing this Release, Executive did not rely, has not relied, and expressly disavows reliance on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.

11. Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York. The parties agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

12. Severability. The Company and Executive agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

13. Counterparts. The Company and Executive agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims, including a release of claims under the Age Discrimination in Employment Act (ADEA).

{Signature Page Follows}

Exhibit A to

Amended and Restated Executive Employment Agreement

IN WITNESS WHEREOF, the Company and Executive hereto evidence their agreement by their signatures.

THE COMPANY:

PALTALK, INC.
By:
Title:

EXECUTIVE:

Kara Jenny

Exhibit A to

Amended and Restated Executive Employment Agreement